News Release
Contact:
Investor Relations
(281) 776-7575
ir@tailoredbrands.com

Julie MacMedan, VP, Investor Relations
Tailored Brands, Inc.

   FOR IMMEDIATE RELEASE

TAILORED BRANDS, INC. REPORTS

FISCAL 2019 SECOND QUARTER RESULTS

•	Q2 2019 GAAP diluted EPS of $0.68 and adjusted diluted EPS(1) of $0.82
•	Company expects Q3 2019 adjusted diluted EPS(1) of $0.40 to $0.45
•	Company to redeploy capital to accelerated debt repayment and share repurchases; suspends quarterly cash dividend starting in Q4 2019

FREMONT, CA — September 11, 2019 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal second quarter ended August 3, 2019.

For the second quarter ended August 3, 2019, the Company reported GAAP diluted earnings per share of $0.68 and adjusted diluted earnings per share(1) of $0.82, compared to GAAP diluted earnings per share of $0.97 and adjusted diluted earnings per share(1) of $1.07 last year.

Second quarter 2019 results exclude net charges of $10.4 million comprised of $11.3 million of charges related to our multi-year cost savings and operational excellence programs (consisting of $6.1 million in consulting costs, $2.9 million related to the closure of a distribution center in Canada, $2.2 million in severance costs and $0.1 million in lease termination costs), offset by a $0.9 million net favorable adjustment primarily related to a derivative instrument entered into for the corporate apparel business.

“We were pleased to deliver second quarter comparable sales in line with our guidance and adjusted earnings per share above our guidance,” said Tailored Brands President and CEO Dinesh Lathi.  “We are also seeing early customer response to our initiatives, which gives us confidence that unleashing the potential for this business to generate healthy positive comps lies in our transformational strategies of providing i) personalized products and services, ii) inspiring and seamless experiences in and across every channel, and iii) brands that stand for more than just price.”

Lathi added, “On our year-end call, we indicated that we had work ahead of us to transform our customer-facing experience to one that can generate sustainable and profitable growth.  We also said that, while we transform the experience, we would execute and invest in a focused manner with a clear goal of continuing to generate cash that we would deploy responsibly.  Our sale of the corporate apparel business is consistent with our commitment to focused execution and investment.  The Board of Directors’ unanimous decision to suspend the quarterly cash dividend for reallocation to debt repayment and share repurchases is consistent with our commitment to responsible allocation of capital.  And while our Q2 results and Q3 guidance reflect what we’ve previously shared about the need to transform our customer experience and the fact that transformations take time, the early signs of customer response to our strategies indicate that we are making healthy progress on our journey.”

(1)

In the second quarter of fiscal 2019,  adjusted items consist of $11.3 million in costs related to our multi-year cost savings and operational excellence programs including consulting, the closure of a distribution center in Canada, severance and lease termination costs, offset by a $0.9 million net favorable adjustment primarily related to a derivative instrument entered into for the corporate apparel business.  In the second quarter of fiscal 2018, adjusted items consist of a loss on extinguishment of debt related to the partial redemption of $175 million of the Company’s senior notes, costs related to the closure of a rental product distribution center and an unfavorable final working capital adjustment related to the divestiture of the MW Cleaners business.  See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS for the second quarter of fiscal 2019 and with respect to the Company’s outlook for the third quarter of fiscal 2019.

Second Quarter Fiscal 2019 Results

Net Sales Summary(1)

	Net Sales	% Total Sales	Comparable Sales
	(U.S. dollars in millions)	Change	Change(2)
Retail	$736.1	(4.1)%	(3.6)%
Men's Wearhouse	$423.5	(4.9)%	(4.3)%
Jos. A. Bank	$166.1	(3.7)%	(3.3)%
K&G	$82.7	(1.1)%	(1.3)%
Moores(3)	$63.9	(4.1)%	(2.5)%
Corporate Apparel	$53.3	(3.9)%
Total Company	$789.5	(4.1)%

(1)	Amounts may not sum due to rounded numbers.
(2)	Comparable sales is defined as net sales from stores open at least 12 months at period end and includes e-commerce sales.
(3)	The Moores comparable sales change is based on the Canadian dollar.

Net Sales

Total net sales decreased 4.1% to $789.5 million. Retail net sales decreased 4.1% primarily due to a decrease in retail segment comparable sales of 3.6%.  Corporate apparel net sales decreased 3.9%, or $2.2 million, primarily due to the impact of a weaker British pound this year compared to last year.

Comparable Sales

Men’s Wearhouse comparable sales decreased 4.3%. Comparable sales for clothing decreased due to a decrease in transactions,  average unit retail and units per transaction. Comparable rental services revenue decreased 3.1%, primarily reflecting the continuing trend to purchase suits for special occasions.

Jos. A. Bank comparable sales decreased 3.3% primarily from a decrease in average unit retail partially offset by an increase in both transactions and units per transaction.

K&G comparable sales decreased 1.3% primarily due to a decrease in both units per transaction and transactions partially offset by an increase in average unit retail.

Moores comparable sales decreased 2.5% primarily due to a decrease in both transactions and average unit retail partially offset by an increase in units per transaction.

Gross Margin

On a GAAP basis, consolidated gross margin was $333.7 million, a decrease of $35.2 million, primarily due to the decrease in net sales.  As a percent of sales, consolidated gross margin decreased 250 basis points to 42.3%.  On an adjusted basis, consolidated gross margin decreased 260 basis points to 42.6% primarily due to  a lower retail gross margin rate.

On a GAAP basis, retail gross margin was $319.1 million, a decrease of $34.9 million.  As a percent of sales, retail gross margin decreased 270 basis points to 43.4%.  On an adjusted basis, retail gross margin decreased $35.9 million and the retail gross margin rate decreased 290 basis points to 43.7%,  primarily due to increased promotional activities, as well as deleveraging of occupancy costs.

Advertising Expense

Advertising expense decreased $5.5 million to $33.2 million primarily driven by reductions in television advertising reflecting a shift to digital advertising as well as the timing of marketing spend.  As a percent of sales, advertising expense decreased 50 basis points to 4.2%.

Selling, General and Administrative Expenses (“SG&A”)

On a GAAP basis, SG&A decreased $2.3 million to $240.0 million and increased 100 basis points as a percent of sales.  On an adjusted basis, SG&A decreased $9.3 million to $232.5 million primarily due to lower incentive and share-based compensation.  As a percent of sales, adjusted SG&A was flat at 29.4% primarily due to deleveraging from lower sales.

Operating Income

On a GAAP basis, operating income was $60.6 million compared to $88.0 million last year and operating margin decreased 300 basis points.  On an adjusted basis, operating income was $71.0 million compared to $92.5 million last year.  As a percent of sales, adjusted operating margin decreased 220 basis points to 9.0%.

Net Interest Expense and Net Loss on Extinguishment of Debt

Net interest expense was $18.1 million compared to $20.7 million last year.  The decrease in interest expense was due to the reduction of our outstanding debt.

On a GAAP basis, there was no net loss on extinguishment of debt this year compared to an $8.1 million loss on extinguishment of debt last year.  Last year’s net loss on extinguishment of debt consisted of the 3.5% premium on the $175 million partial redemption of the Company’s senior notes as well as the write-off of related deferred financing costs.  On an adjusted basis, there was no net loss on extinguishment of debt this year or last year.

Effective Tax Rate

On a GAAP basis, the effective tax rate was 19.4% compared to 16.7% last year.  On an adjusted basis, the effective tax rate was 21.2% compared to 23.9% last year.

Net Earnings and EPS

On a GAAP basis, net earnings were $34.3 million compared to net earnings of $49.2 million last year.  Diluted EPS was $0.68 compared to diluted EPS of $0.97 last year.

On an adjusted basis, net earnings were $41.7 million compared to net earnings of $54.6 million last year.  Adjusted diluted EPS was $0.82 compared to adjusted diluted EPS of $1.07 last year.

Balance Sheet Highlights

Cash and cash equivalents at the end of the second quarter of 2019 were $19.5 million, a decrease of $48.7 million compared to the end of the second quarter of 2018 primarily due to the decrease in sales and the use of cash on hand for costs related to our multi-year cost savings and operational excellence programs and debt reduction.  At the end of the second quarter of 2019, there were $45.0 million of borrowings outstanding on our revolving credit facility.  Total liquidity at the end of the second quarter was $421.3 million, comprised of availability on our revolving credit facility and cash and cash equivalents.

Inventories increased $60.4 million, or 7.7%, to $847.0 million at the end of the second quarter of 2019 compared to the end of the second quarter of 2018.  The increase was primarily driven by higher levels of raw materials including fabric in support of basic, replenishment product.

Total debt at the end of the second quarter of 2019 was approximately $1.2 billion, down $61.7 million compared to the end of the second quarter of 2018.  During the second quarter of 2019, the Company made its scheduled $2.3 million payment on its term loan and repaid $3.5 million on its revolving credit facility.

Cash flow from operating activities for the six months ended August 3, 2019 was $33.3 million compared to $198.0 million last year.  The decrease  was driven by lower net earnings after adjusting for non-cash items, an increase in inventories, and fluctuations in accounts payable and accrued liabilities primarily due to timing.

Capital expenditures for the six months ended August 3, 2019 were $39.1 million compared to $24.6 million last year.

Sale of Corporate Apparel Business

As previously announced, on August 16, 2019, the Company closed the sale of its corporate apparel business for total cash consideration of $62 million, subject to certain working capital adjustments.  The Company will use cash proceeds from the transaction to reinvest in its business in accordance with the provisions of its term loan. This will free up funds previously slated for capital expenditures for debt reduction.  The Company expects to present the sale as a discontinued operation beginning in the third quarter of fiscal 2019.

Capital Allocation Policy Update

After extensive review, the Board of Directors approved an update to the Company’s capital allocation policy.  Effective in the fourth quarter, the Company’s quarterly cash dividend will be suspended and redeployed for accelerated debt repayment and share repurchases.  This does not impact the previously approved quarterly cash dividend of $0.18 per share payable on September 27, 2019, to shareholders of record at the close of business on September 17, 2019.

Suspending the quarterly cash dividend of $0.18 per share is expected to make available approximately $36.5 million on an annualized basis.  The Company has $48.0 million available for share repurchases under its previously authorized 2013 share repurchase program.

Q3 FISCAL 2019 OUTLOOK

The Company’s outlook for the third quarter of fiscal 2019 is as follows:

•	Earnings per Share: The Company expects to achieve adjusted diluted EPS in the range of $0.40 to $0.45, excluding the impact of any share repurchases.
•	Comparable Sales: The Company expects comparable sales for:
o	Men’s Wearhouse to be down 3% to 5%
o	Jos. A. Bank to be down 2% to 4%
o	K&G to be down 2% to 4%
o	Moores to be down 4% to 6%.
•	Effective Tax Rate: The Company expects an effective tax rate of 23% to 24%.
•	Real Estate: The Company expects net closures of seven stores, across Men’s Wearhouse and Jos. A. Bank.
•	The Company’s outlook excludes expected costs for third party domain experts and other actions associated with its cost savings and operational excellence programs.

STORE INFORMATION

	August 3, 2019		August 4, 2018		February 2, 2019
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000's)	of Stores	(000's)	of Stores	(000's)
Men's Wearhouse(a)	720	4,038.8	719	4,036.3	720	4,035.5
Men's Wearhouse and Tux	45	66.3	49	73.3	46	68.8
Jos. A. Bank(b)	476	2,244.4	487	2,293.7	484	2,280.2
K&G(c)	88	2,028.4	88	2,028.4	88	2,028.4
Moores	126	787.4	126	787.5	126	787.4
Total	1,455	9,165.3	1,469	9,219.2	1,464	9,200.3

(a)	Includes one Joseph Abboud store.
(b)	Excludes 14 franchise stores.
(c)	84 stores offering women’s apparel at the end of each period, respectively.

Conference Call and Webcast Information

At 5:00 p.m. Eastern time on Wednesday, September 11, 2019, management will host a conference call and webcast to discuss fiscal 2019 second quarter results.  To access the conference call, please dial 201-689-8029.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  A webcast archive will be available free on the website for approximately 90 days.

About Tailored Brands, Inc.

As the leading specialty retailer of men’s tailored clothing and largest men’s formalwear provider in the U.S. and Canada, Tailored Brands helps men love the way they look for work and special occasions.  We serve our customers through an expansive omni-channel network that includes over 1,400 locations in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men's Wearhouse, Jos. A. Bank, Joseph Abboud,  Moores Clothing for Men and K&G.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com,  www.menswearhouse.com,  www.josbank.com,  www.josephabboud.com,  www.mooresclothing.com,  and www.kgstores.com.

This press release contains forward-looking information, including the Company’s statements regarding its Q3 2019 outlook for adjusted earnings per share, comparable sales, effective tax rate and store closures. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to:  actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key personnel; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes to our capital allocation policy; changes in demand for clothing or rental product; market trends in the retail business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies, including the enactment of duties or tariffs; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches; legal proceedings and the impact of climate change.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

(Tables Follow)

TAILORED BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

For the Three Months Ended August 3, 2019 and August 4, 2018
(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2019	Sales	2018	Sales
Net sales:
Retail clothing product	$580,900	73.6%	$605,788	73.6%
Rental services	120,329	15.2%	125,095	15.2%
Alteration and other services	34,916	4.4%	37,031	4.5%
Total retail sales	736,145	93.2%	767,914	93.3%
Corporate apparel clothing product	53,343	6.8%	55,516	6.7%
Total net sales	789,488	100.0%	823,430	100.0%

Total cost of sales	455,761	57.7%	454,528	55.2%

Gross margin (a):
Retail clothing product	321,853	55.4%	346,763	57.2%
Rental services	100,556	83.6%	105,729	84.5%
Alteration and other services	1,302	3.7%	3,282	8.9%
Occupancy costs	(104,585)	(14.2)%	(101,772)	(13.3)%
Total retail gross margin	319,126	43.4%	354,002	46.1%
Corporate apparel clothing product	14,601	27.4%	14,900	26.8%
Total gross margin	333,727	42.3%	368,902	44.8%

Advertising expense	33,164	4.2%	38,661	4.7%
Selling, general and administrative expenses	239,973	30.4%	242,255	29.4%

Operating income	60,590	7.7%	87,986	10.7%

Interest expense, net	(18,101)	(2.3)%	(20,742)	(2.5)%
Loss on extinguishment of debt, net	—	—%	(8,122)	(1.0)%

Earnings before income taxes	42,489	5.4%	59,122	7.2%

Provision for income taxes	8,223	1.0%	9,884	1.2%

Net earnings	$34,266	4.3%	$49,238	6.0%

Net earnings per diluted common share	$0.68		$0.97

Weighted-average diluted common shares outstanding	50,624		50,851

(a)	Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

For the Six Months Ended August 3, 2019 and August 4, 2018
(In thousands, except per share data)

	Six Months Ended
		% of		% of
	2019	Sales	2018	Sales

Net sales:
Retail clothing product	$1,175,679	74.8%	$1,219,432	74.3%
Rental services	214,069	13.6%	225,322	13.7%
Alteration and other services	71,059	4.5%	78,003	4.8%
Total retail sales	1,460,807	93.0%	1,522,757	92.8%
Corporate apparel clothing product	110,068	7.0%	118,637	7.2%
Total net sales	1,570,875	100.0%	1,641,394	100.0%

Total cost of sales	916,592	58.3%	927,268	56.5%

Gross margin (a):
Retail clothing product	647,988	55.1%	684,187	56.1%
Rental services	181,279	84.7%	191,299	84.9%
Alteration and other services	3,598	5.1%	10,076	12.9%
Occupancy costs	(208,317)	(14.3)%	(202,791)	(13.3)%
Total retail gross margin	624,548	42.8%	682,771	44.8%
Corporate apparel clothing product	29,735	27.0%	31,355	26.4%
Total gross margin	654,283	41.7%	714,126	43.5%

Advertising expense	78,207	5.0%	79,894	4.9%
Selling, general and administrative expenses	485,184	30.9%	493,349	30.1%

Operating income	90,892	5.8%	140,883	8.6%

Interest expense, net	(36,668)	(2.3)%	(42,638)	(2.6)%
Loss on extinguishment of debt, net	—	—%	(20,833)	(1.3)%

Earnings before income taxes	54,224	3.5%	77,412	4.7%

Provision for income taxes	12,816	0.8%	14,265	0.9%

Net earnings	$41,408	2.6%	$63,147	3.8%

Net earnings per diluted common share	$0.82		$1.24

Weighted-average diluted common shares outstanding:	50,606		50,785

(a)	Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	August 3,	August 4,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$19,476	$68,215
Accounts receivable, net	65,176	65,099
Inventories	846,952	786,510
Other current assets	63,882	87,491
Total current assets	995,486	1,007,315

Property and equipment, net	421,188	427,107
Operating lease right-of-use assets	918,541	-
Rental product, net	99,085	111,345
Goodwill	79,283	103,686
Intangible assets, net	155,309	165,881
Other assets	5,806	13,497
Total assets	$2,674,698	$1,828,831

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$187,946	$145,981
Accrued expenses and other current liabilities	289,810	313,319
Current portion of operating lease liabilities	185,800	-
Income taxes payable	10,102	6,659
Current portion of long-term debt	9,000	9,000
Total current liabilities	682,658	474,959

Long-term debt, net	1,145,651	1,207,377
Operating lease liabilities	763,865	-
Deferred taxes and other liabilities	77,961	146,484
Total liabilities	2,670,135	1,828,820

Shareholders' equity:
Preferred stock	-	-
Common stock	506	498
Capital in excess of par	510,021	498,670
Accumulated deficit	(445,392)	(470,377)
Accumulated other comprehensive loss	(60,572)	(28,780)
Total shareholders' equity	4,563	11
Total liabilities and shareholders' equity	$2,674,698	$1,828,831

TAILORED BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

For the Six Months Ended August 3, 2019 and August 4, 2018
(In thousands)

	Six Months Ended
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$41,408	$63,147
Adjustments to net earnings:
Depreciation and amortization	53,810	52,719
Non-cash lease expense	98,683	-
Rental product amortization	19,047	19,755
Asset impairment charges	184	269
Loss on extinguishment of debt, net	-	20,833
Amortization of deferred financing costs and discount on long-term debt	972	2,228
Loss on disposition of assets	2,946	7,768
Other	8,004	7,423
Changes in operating assets and liabilities:
Accounts receivable	5,952	10,461
Inventories	(22,507)	42,186
Rental product	(21,450)	(12,102)
Other assets	(15,621)	(9,372)
Accounts payable, accrued expenses and other current liabilities	(30,928)	(3,497)
Income taxes payable	(5,789)	697
Other liabilities	(101,388)	(4,524)
Net cash provided by operating activities	33,323	197,991

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(39,092)	(24,645)
Proceeds from divestiture of business	-	17,755
Net cash used in investing activities	(39,092)	(6,890)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on old term loan	-	(993,420)
Proceeds from new term loan	-	895,500
Payments on new term loan	(7,120)	(4,500)
Proceeds from asset-based revolving credit facility	673,500	199,500
Payments on asset-based revolving credit facility	(677,000)	(95,000)
Repurchase and retirement of senior notes	-	(199,365)
Deferred financing costs	-	(5,644)
Cash dividends paid	(18,784)	(18,744)
Proceeds from issuance of common stock	879	4,113
Tax payments related to vested deferred stock units	(1,052)	(6,501)
Net cash used in financing activities	(29,577)	(224,061)
Effect of exchange rate changes	(609)	(2,432)

DECREASE IN CASH AND CASH EQUIVALENTS	(35,955)	(35,392)
Balance at beginning of period	55,431	103,607
Balance at end of period	$19,476	$68,215

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for the fiscal second quarters and six months ended August 3, 2019 and August 4, 2018.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core business results.  For the second quarter of fiscal 2019, these items consist of costs related to our multi-year cost savings and operational excellence programs, offset by a net favorable adjustment related to the corporate apparel business.   For the second quarter of fiscal 2018, adjusted items consisted of a loss on extinguishment of debt related to the partial redemption of $175 million of the Company’s senior notes, costs related to the closure of a rental product distribution center and an unfavorable final working capital adjustment related to the divestiture of our MW Cleaners business.

Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

A reconciliation of third quarter fiscal 2019 adjusted EPS, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort.  The inability to provide this reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized.  These GAAP measures may include the impact of items such as costs related to our multi-year cost savings and operational excellence programs and the tax effect of such items. Historically, the Company has excluded these types of items from non-GAAP financial measures.  The Company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise. The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended August 3, 2019

		Multi-Year Cost	Divestiture of
	GAAP	Savings and Operational	Corporate	Total	Non-GAAP
Consolidated Results	Results	Excellence Program(1)	Apparel(2)	Adjustments	Adjusted Results
Rental services gross margin	$100,556	$2,938	$-	$2,938	$103,494

Total retail gross margin	319,126	2,938	-	2,938	322,064

Total gross margin	333,727	2,938	-	2,938	336,665

Selling, general and administrative expenses	239,973	(8,404)	915	(7,489)	232,484

Operating income(3)	60,590	11,342	(915)	10,427	71,017

Provision for income taxes(4)	8,223			3,001	11,224

Net earnings	34,266			7,426	41,692

Net earnings per diluted common share	$0.68			$0.14	$0.82

(1)

Consists of $6.1 million in consulting costs, $2.9 million of rental product write-offs related to the closure of a distribution center in Canada, $2.2 million in severance costs and $0.1 million in lease termination costs.

(2)	Consists of a $1.3 million favorable adjustment related to a derivative instrument entered into for the corporate apparel business offset by $0.4 million in transaction costs.
(3)	Of the $10.4 million in adjustments to operating income, $7.3 million relates to the retail segment and $3.1 million relates to shared services.
(4)	The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Six Months Ended August 3, 2019

		Multi-Year Cost	Divestiture of
	GAAP	Savings and Operational	Corporate	Total	Non-GAAP
Consolidated Results	Results	Excellence Program(1)	Apparel(2)	Adjustments	Adjusted Results
Rental services gross margin	$181,279	$2,938	$-	$2,938	$184,217

Alteration and other services gross margin	3,598	213	-	213	3,811

Total retail gross margin	624,548	3,151	-	3,151	627,699

Total gross margin	654,283	3,151	-	3,151	657,434

Selling, general and administrative expenses	485,184	(12,575)	915	(11,660)	473,524

Operating income(3)	90,892	15,726	(915)	14,811	105,703

Provision for income taxes(4)	12,816			3,842	16,658

Net earnings	41,408			10,969	52,377

Net earnings per diluted common shares	$0.82			$0.22	$1.04

(1)

Consists of $9.1 million in consulting costs, $3.3 million in severance costs, $2.9 million of rental product write-offs related to the closure of a distribution center in Canada and $0.4 million in lease termination costs.

(2)	Consists of a $1.3 million favorable adjustment related to a derivative instrument entered into for the corporate apparel business offset by $0.4 million in transaction costs.
(3)	Of the $14.8 million in adjustments to operating income, $10.6 million relates to the retail segment and $4.2 million relates to shared services.
(4)	The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Three Months Ended August 4, 2018

			Partial	Closure of U.S. Rental
	GAAP	Divestiture of	Redemption of	Product Distribution	Total	Non-GAAP
Consolidated Results	Results	MW Cleaners(1)	Senior Notes(2)	Center(3)	Adjustments	Adjusted Results
Rental services gross margin	$105,729	$-	$-	$4,010	$4,010	$109,739

Total retail gross margin	354,002	-	-	4,010	4,010	358,012

Total gross margin	368,902	-	-	4,010	4,010	372,912

Selling, general and administrative expenses	242,255	(154)	-	(365)	(519)	241,736

Operating income	87,986	154	-	4,375	4,529	92,515

Loss on extinguishment of debt	(8,122)	-	8,122	-	8,122	-

Provision for income taxes(4)	9,884				7,263	17,147

Net earnings	49,238				5,388	54,626

Net earnings per diluted common share	$0.97				$0.10	$1.07

(1)	Consists of a $0.2 million true up loss for the MW Cleaners business related to the retail segment.
(2)	Consists of the $6.1 million premium and elimination of unamortized deferred financing costs totaling $2.0 million related to the partial redemption of senior notes.
(3)	Consists of $4.0 million of rental product write-offs, $0.2 million of accelerated depreciation and $0.2 million of severance costs, all related to the retail segment.
(4)	The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Six Months Ended August 4, 2018

				Partial	Closure of U.S. Rental
	GAAP	Divestiture of	Refinancing of	Redemption of	Product Distribution	Total	Non-GAAP
Consolidated Results	Results	MW Cleaners(1)	Term Loan(2)	Senior Notes(3)	Center(4)	Adjustments	Adjusted Results
Rental services gross margin	$191,299	$-	$-	$-	$4,010	$4,010	$195,309

Total retail gross margin	682,771	-	-	-	4,010	4,010	686,781

Total gross margin	714,126	-	-	-	4,010	4,010	718,136

Selling, general and administrative expenses	493,349	(3,766)	-	-	(365)	(4,131)	489,218

Operating income	140,883	3,766	-	-	4,375	8,141	149,024

Loss on extinguishment of debt	(20,833)	-	11,858	8,122	-	19,980	(853)

Provision for income taxes(5)	14,265					11,316	25,581

Net earnings	63,147					16,806	79,953

Net earnings per diluted common share	$1.24					$0.33	$1.57

(1)	Consists of a $3.8 million loss upon divestiture of MW Cleaners business related to the retail segment.
(2)	Consists of the elimination of unamortized deferred financing costs and original issue discount related to the refinancing of the Term Loan totaling $11.9 million.
(3)	Consists of the $6.1 million premium and elimination of unamortized deferred financing costs totaling $2.0 million related to the partial redemption of senior notes.
(4)	Consists of $4.0 million of rental product write-offs, $0.2 million of accelerated depreciation and $0.2 million of severance costs, all related to the retail segment.
(5)	The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.